ADVENTRX PHARMACEUTICALS ANNOUNCES PLANS FOR REMAINDER OF 2009

•	Final manufacturing activities for ANX-530 NDA re-started

SAN DIEGO – June 29, 2009 – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) today announced its plans for the remainder of 2009.

Following the financing that closed earlier this month, ADVENTRX has re-started the final manufacturing activities related to submitting an NDA for ANX-530. In addition, the Company will continue to evaluate the data from its recently-completed bioequivalence study of ANX-514 and plans to seek a meeting with the FDA to discuss the results. For the near-term, the Company intends to maintain its cost-efficient and flexible infrastructure by engaging consultants on a project basis and outsourcing substantially all of its development activities to specialized vendors and contract development organizations.

“We believe ANX-530 has a clear path to NDA submission that involves a small number of remaining activities and our recent financing allowed us to very quickly re-start much of that work, as well as to continue to evaluate the best path forward for ANX-514. An update on our NDA submission timeline will be provided as critical activities are completed; however, our goal is to submit the NDA around the end of 2009,” said Brian M. Culley, Chief Business Officer at ADVENTRX. “The extensive market research and analysis we commissioned from independent third-parties suggests there is an attractive market opportunity in the U.S. for ANX-530, which market can be accessed with a small, cost-effective sales organization.”

“Given the limited cost of the remaining development activities leading to an NDA submission, we determined that the value of ANX-530 to our stockholders would be maximized by raising the necessary capital to move forward independently. This decision and our ability to file the NDA rely upon the continued availability of capital for companies like ADVENTRX with late-stage product candidates. However, we will remain receptive to strategic and partnering options if we are presented with terms that we believe surpass the value of moving forward independently toward the NDA submission.” Mr. Culley continued.

About ADVENTRX Pharmaceuticals Inc.
ADVENTRX Pharmaceuticals is a biopharmaceutical company whose product candidates are designed to improve the safety of existing cancer treatments. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that ADVENTRX will be unable to raise sufficient additional capital on a timely basis to submit an NDA for ANX-530, to fund operations during the FDA review period if an NDA is submitted, or to conduct pre-launch activities should an NDA for ANX-530 be submitted or launch activities should an NDA for ANX-530 be approved; the risk that ADVENTRX will be unable to raise sufficient additional capital on a timely basis to continue as a going concern; the risk that ADVENTRX will seek protection under the provisions of the U.S. Bankruptcy Code; the risk that ADVENTRX will reassess the results of the ANX-530 bioequivalence study and determine to conduct additional bioequivalence studies of ANX-530, including in humans; the potential for regulatory authorities to require additional preclinical work and/or clinical activities to support regulatory filings, including prior to the submission or the approval of an NDA for ANX-530, which activities may increase the cost and timeline to NDA submission or approval; the risk the FDA will determine that ANX-530 and Navelbine® are not bioequivalent, including as a result of performing pharmacokinetic equivalence analysis based on a patient population other than the population on which ADVENTRX based its analysis; the risk of investigator bias in reporting adverse events as a result of the open-label nature of the ANX-530 bioequivalence study, including bias that increased the reporting of adverse events associated with Navelbine and/or that decreased the reporting of adverse events associated with ANX-530; difficulties or delays in manufacturing, obtaining regulatory approval for and marketing ANX-530, including validating commercial manufacturing processes and manufacturers, as well as suppliers; the risk that the performance of third parties on whom ADVENTRX relies to conduct its studies or evaluate the data, including clinical investigators, expert data monitoring committees, contract laboratories and contract research organizations, may be substandard, or they may fail to perform as expected; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to update any forward-looking statement as set forth in this press release to reflect events or circumstances arising after the date on which it was made.